Exhibit 97

NPC 0321 - STATUTORY BODIES COMPENSATION POLICY CORPORATE GOVERNANCE Version 2 of 12.13.2023
1.PURPOSE
Establishing guidelines to be observed and applied in structuring the compensation of members of statutory bodies of Companhia Paranaense de Energia – Copel (Holding), its wholly-owned subsidiaries and their direct or indirect equity interests.
It is also applicable, where appropriate, to subsidiaries and joint ventures, and indicatively to affiliated companies and other equity interests, respecting their corporate procedures, proportionally to the relevance, materiality, and risks of the business in which they are participants. For the purposes of this Policy, the group of companies listed in the previous paragraphs, from now on, will be called Copel.
2.CONCEPTS
2.1 -MANAGER
The Manager of this Policy is the Board of Directors – CAD.
2.2 -SENIOR MANAGERS
Members of the Board of Directors and Executive Board.
2.3 -BOARD OF DIRECTORS
Strategic and collegiate deliberative body responsible for the company's superior guidance.
2.4 - SUPERVISORY BOARD
Body responsible for overseeing the acts of Executive Directors and verifying compliance with their legal and statutory duties.
2.5 -STATUTORY AUDIT COMMITTEE
Independent body, of an advisory and permanent nature, to advise the Board of Directors - CAD, regarding the exercise of the following functions of auditing, supervision and inspection of the accounting and financial reporting processes, internal controls and risk management and activities of independent internal and external auditors.
2.6 -PEOPLE COMMITEE - CDG
Statutory body, of a consultative and permanent nature, to advise the Board of Directors – CAD, considering the CAD's competence, regarding drawing up and monitoring the remuneration strategy for directors, executive directors, members of advisory committees and of supervisory board, among others.
2.7 -SUSTAINABLE DEVELOPMENT COMMITTEE - CDS
Statutory body, of a consultative and permanent nature, to advise the Board of Directors – CAD, considering the deliberative competence of that body, regarding the sustainable development of the Company and its SIs, with emphasis on the environmental, social and corporate governance dimensions (ESG), within best practices, as well as in the analysis and issuance of recommendations and opinions related to compliance with legal and regulatory requirements, internal provisions and commitments assumed by the Company.
2.8 -INVESTMENT AND INNOVATION COMMITTEE
Independent body, of an advisory and permanent nature, to advise the Board of Directors - CAD, responsible for analyzing and issuing recommendations for the company's investment proposals, forwarded by Copel Holding's Executive Board.
2.9 -VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY
It comprises the amount of variable remuneration linked to financial-accounting indicators, which underwent changes due to a financial-accounting update after the ordinary payment of the remuneration incentive.
2.10 -REIMBURSEMENT OF VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY
Refers to the recovery of the amount of variable remuneration eligible for the company, applicable to each Executive Director and employees appointed by the Administrator, considering financial-accounting updates.

Business Management Board - DGE People and Management Superintendence - SGC	1/4

NPC 0321 - STATUTORY BODIES COMPENSATION POLICY CORPORATE GOVERNANCE Version 2 of 12.13.2023
3.PRINCIPLES
For the purposes of this policy, the following are basic principles to be considered when defining the compensation of the Statutory Bodies:
3.1 -Focus on Results: compensation must be linked to the establishment of strategies for achieving the company's corporate purpose with high performance, seeking to maximize value, generate profit, distribute dividends, and maintain the company's economic and financial sustainability.
3.2 -Diligence: compensation should not encourage actions that induce members of statutory bodies to adopt short-term measures without support or that, even, harm the organization in the long term. The short-term character of targets related to variable compensation should be avoided, or even the creation of unattainable or inconsistent challenges, which would induce the board to expose the organization to extreme or unnecessary risks.
3.3 -Transparency: the compensation policy must be made available to shareholders and stakeholders in compliance with legislation and good Corporate Governance practices.
3.4 -Equity: fair and isonomic treatment of all statutory bodies, shareholders and other stakeholders, taking into account the complexity of attributions, their rights, duties, needs, interests, results achieved and expectations.
3.5 -Competitiveness: compensation must be aligned with market benchmarks, through the adoption of short- and long-term incentive instruments to ensure the attraction and retention of professionals with the skills and values required by the Company.
3.6 -Corporate responsibility: the compensation of the members of the statutory bodies must be based on the zeal of the Company's economic and financial viability and on the reduction of negative externalities of its business and operations and increase the positive ones, observing the short, medium and long term.
3.7 -Commitment to ESG issues - Environmental, Social and Governance: the compensation of members of statutory bodies must consider objectives and targets related to ESG aspects, which it considers best practices, to guide the performance of organizations in relation to sustainability and responsible development, as a way to stimulate the sustainability agenda.
4.GUIDELINES
4.1 -Ensuring that the compensation of the members of the statutory bodies, set by the Shareholders’ meeting or by another highest body with this attribution, of the company in which Copel holds a shareholding, considers the applicable legislation, responsibilities, time dedicated to functions, qualification and competence required, as well as the inherent risks of each position.
4.2 -Establishing compensation practices for Copel and other equity interests, aligned with market benchmarks based on salary surveys, noting, among other characteristics, similar size to the Company, billing, number of employees; scope, diversity and complexity, with a view to ensuring the attraction and retention of professionals with the required skills.
4.3 -Reinforcing meritocracy, promoting a culture aligned with results, motivating the members of the Statutory Bodies to overcome results and create sustainable and long-term value for shareholders and other stakeholders.
4.4 -Including in the variable compensation structure a system of checks and balances that indicates the limits of action of those involved and prevents the same person from controlling the decision-making process and its respective inspection.
4.5 -Including in the compensation structure of the members of the statutory bodies the need to achieve the ESG goals, stipulated by the Company, reinforcing the commitment to create value in a sustainable way for shareholders and other stakeholders.

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NPC 0321 - STATUTORY BODIES COMPENSATION POLICY CORPORATE GOVERNANCE Version 2 of 12.13.2023
4.6 -Aligning the priorities and efforts of the Executive Board and statutory bodies in order to add value to the Company, constantly seeking balance in relations with stakeholders.
4.7 -Establishing the practice of reimbursement of variable remuneration eligible for recovery and ensure that Executive Directors, in accordance with NAC 040132 – Recovery of Eligible Variable Remuneration, sign the Term of Recognition and Acceptance relating to variable remuneration eligible for recovery, as per Annex I of said NAC .
5.COMPENSATION GOVERNANCE
5.1 -COMPENSATION
5.1.1 -Under the terms of its Rules of Procedure, the Sustainable Development Committee has the prerogative to analyze, evaluate and recommend to Copel's Board of Directors (Holding) strategic guidelines or improvements in the compensation practices of the Executive Board, the Company's Statutory Boards and Committees.
5.1.2 -The global annual compensation of the members of the statutory bodies will be set by the Company's shareholders at a Shareholders’ meeting, pursuant to article 152 of Brazilian Federal Law 6,404 of December 15, 1976 or, for companies in which Copel holds an equity interest, in the form as the legislation or its corporate instruments define.
5.2 -VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY
5.2.1 -REIMBURSEMENT OF VARIABLE REMUNERATION ELIGIBLE FOR RECOVERY
If there is a need to recover eligible variable remuneration, the rules contained in NAC 040132 - Recovery of Eligible Variable Remuneration must be observed.
5.2.2 -DISCLOSURE REPORTS
The Company shall file all disclosures relating to this Policy in accordance with the requirements of Brazilian and US federal securities laws or regulations, including any disclosure required by the applicable rules of the Security Exchange Commission (SEC), a US agency equivalent to the Brazilian Securities and Exchange Commission (CVM).
6.COMPENSATION COMPONENTS:
6.1 -The total compensation of the Executive Board is composed of:
6.1.1 -Basic Compensation: Fixed portion (fees) that aims to recognize and reflect the value of the position internally and externally, as well as the individual performance, experience, education and knowledge of the executive.
6.1.2 -Incentives: Variable portion defined with the objective of rewarding the achievement and surpassing of the Company's and/or individual goals, aligned with the budget, strategic planning and market. It is linked to the performance of the Company and each Executive Board in relation to concrete, predetermined, quantifiable economic-financial, ESG and operational objectives that will capture long-term and sustainable value creation for shareholders and other stakeholders.
6.1.3 -Benefits: Complementary installment consisting of a private pension plan, health plan, food allowance (representation allowance) and collection of the Severance Indemnity Fund – FGTS.
6.2 -The compensation of the Board of Directors, Supervisory Board and the Statutory Advisory Committees of the Board of Directors is composed of:
6.2.1 -Basic compensation – fixed installment (fees).
6.2.2 -Benefits – supplementary portion consisting of private pension plan and health plan.
Note. Members of the Board of Directors, Supervisory Board and other Advisory Committees of the Board of Directors will be reimbursed by the Company for travel, food and accommodation expenses, eventually necessary for the performance of their function.

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NPC 0321 - STATUTORY BODIES COMPENSATION POLICY CORPORATE GOVERNANCE Version 2 of 12.13.2023
7.REFERENCES
a)Section 303A.14 of the Securities and Exchange Act of 1934;
b)Securities and Exchange Act of 1934;
c)Sarbanes-Oxley, of 2002;
d)Dodd-Frank Wall Street Reform and Consumer Protection Act, of 2010;
e)Brazilian Federal Law No. 6,404/1976;
f)Copel Corporate Bylaws;
g)Code of Best Corporate Governance Practices of the Brazilian Institute of Corporate Governance – IBGC; and
h)NPC 0315 Copel’s Policy on Nomination.
NPC 0321 of 08.12.2021 update.

This policy was approved at the 245th Ordinary Meeting of the Board of Directors - ROCAD on 12.13.2023, after the favorable recommendation of the 2,582nd Executive Board Meeting - REDIR, on 12.08.2023.
This Policy shall enter into force upon its approval at an ordinary meeting of the CAD and, with regard to the Reimbursement of Variable Remuneration Eligible for Recovery (item 5.2), shall take effect on October 2, 2023.

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